UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2023

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Court
South Plainfield, NJ	07080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 23, 2023, PTC Therapeutics, Inc. (the “Company”) announced a strategic pipeline prioritization following a review of its preclinical and clinical development programs. Based on this review, the Company has determined to discontinue its preclinical and early research programs in its gene therapy platform. In connection with the strategic pipeline prioritization, on May 22, 2023, the Company committed to a reduction in workforce of approximately 8%, which will primarily affect employees in the United States. As a result of the strategic pipeline prioritization and associated reduction in workforce, the Company expects to realize residual 2023 operating expense savings of approximately 15% for the year ending December 31, 2023 (without giving effect to any non-cash, stock-based compensation expenses).

The Company plans to complete the reduction in workforce by August 31, 2023. Affected employees will be offered separation benefits, including severance payments along with temporary healthcare coverage assistance and other benefits. The Company estimates that the employee severance and benefit costs along with required pre-termination associated payments and benefits will be approximately $7.0 million, substantially all of which are expected to be cash expenditures. The estimate of costs that the Company expects to incur, and the timing thereof, are subject to a number of assumptions and actual results may differ. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the reduction in workforce.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2023, the Company informed Emily Hill, its Chief Financial Officer, that her employment will be terminated effective as of August 20, 2023, and effective immediately she will cease to serve as the Company’s Chief Financial Officer. Pursuant to Ms. Hill’s employment agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended on June 30, 2019, as Ms. Hill’s employment is being terminated without cause (as such term is defined in Ms. Hill’s employment agreement), Ms. Hill will be entitled to certain severance benefits in exchange for the execution of a general separation and release agreement.

Item 7.01.	Regulation FD Disclosure.

On May 23, 2023, the Company issued a press release regarding the strategic pipeline prioritization and associated reduction in workforce, furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”).

On May 23, 2023, the Company issued a press release announcing the results from its Phase 3 registration-directed trial of vatiquinone in children and young adults with Friedreich ataxia, furnished as Exhibit 99.2 to this Report.

The Company will host a conference call on May 23, 2023 at 5:00 PM Eastern time. Directions on how to access the conference call are included in the press releases attached to this Report. A copy of the slide deck that will be presented during the conference call is furnished as Exhibit 99.3 to this Report.

The information in this Item 7.01 of this Report, including Exhibits 99.1, 99.2 and 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. All website addresses given in this Report or incorporated herein by reference are for information only and are not intended to be an active link or to incorporate any website information into this Report.

Item 8.01.	Other Events.

On May 23, 2023, the Company announced that the primary endpoint in its Phase 3 registration-directed trial of vatiquinone in children and young adults with Friedreich ataxia was not achieved.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 23, 2023 issued by PTC Therapeutics, Inc.
99.2	Press Release, dated May 23, 2023 issued by PTC Therapeutics, Inc.
99.3	Corporate Presentation – Move FA Topline Results
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: May 23, 2023	By:	/s/ Mark E. Boulding
	Name:	Mark E. Boulding
	Title:	Executive Vice President and Chief Legal Officer